SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO. ___)


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Check the appropriate box:
[ ] Preliminary Proxy Statement
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[ ] Soliciting Material under Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

                              THE BRAZIL FUND, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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



               Other Soliciting Material Pursuant to Rule 14a-6(b)




The following is the text of a letter sent to shareholders of The Brazil Fund, Inc. on June 14, 2004:


                              THE BRAZIL FUND, INC.


             ACT NOW TO ELECT DIRECTORS COMMITTED TO BUILDING VALUE
                        FOR ALL BRAZIL FUND STOCKHOLDERS


                                                                   June 14, 2004


Dear Fellow Stockholder:

         Time is short for you to act to protect your interests as a stockholder in The Brazil Fund, Inc. On Wednesday, July 7, 2004, you and other Brazil Fund stockholders have a clear and important choice.

         You can vote to elect three directors who were unanimously proposed by the Brazil Fund's Board of Directors. The Fund's candidates are not affiliated with any one stockholder. Instead, they are part of a Board that is committed to building value for the Fund and all its stockholders. Under the Board's supervision, the Fund has achieved superior investment results.

         Or you can vote, as the Carrousel group seeks to have you do, to withhold authority for the election of the Fund's nominees to the Fund's Board of Directors. The Carrousel group may argue that such a vote shows stockholder support for Carrousel's program of major changes in the Fund. We believe those changes might benefit Carrousel and its arbitrage activities - but are likely to harm the Fund and its stockholders.

         We urge you to reject Carrousel's efforts, and to protect your Brazil Fund investment, by signing, dating and returning the enclosed WHITE proxy card today. If you have returned a gold proxy card, it is not too late to sign and send in a WHITE proxy card and change your vote - only your latest-dated signed proxy counts.

Your Board Is Committed to Building Value for Shareholders
----------------------------------------------------------

         The Fund's Board, through its supervision of the Fund's management, has produced superior investment results for the Fund and its stockholders.

         Between the Fund's inception and December 31, 2003, the Fund, based on market price, has delivered an average annual total return of 12.98%. Consistent with the Fund's objective of long-term capital appreciation, the Fund also has regularly outperformed the Brazilian stock market index (Bovespa) as well as other benchmarks:

                          Average Annual Total Returns
                             (as of April 30, 2004)

----------------------------- ------------- ------------- ------------- -------------
                                1 Year (%)    3 Year (%)    5 Year (%)    10 Year (%)
----------------------------- ------------- ------------- ------------- -------------
Brazil Fund                        45.48         12.07          9.57           7.54
(market price)
----------------------------- ------------- ------------- ------------- -------------
Bovespa Index                      53.45         -0.71         -0.49           6.33
(in U.S. dollars)
----------------------------- ------------- ------------- ------------- -------------
IFCI - Brazil                      38.25          0.03          3.05           N/A
----------------------------- ------------- ------------- ------------- -------------
IShares Brazil (market price)      43.83          0.71           N/A           N/A
----------------------------- ------------- ------------- ------------- -------------
Source: Bloomberg

The Fund's candidates will continue to work hard to achieve superior total returns for you and all stockholders in the Fund.

Carrousel Group's Fundamental Conflict of Interest
--------------------------------------------------

         Most of you, we believe, invested in the Fund as a way to pursue the Fund's investment objective - long-term capital appreciation through investment primarily in Brazilian equity securities.

         The Carrousel group includes two Cayman Islands funds that engage in closed-end funds arbitrage as well as the manager of those funds. Based on its actions and statements, the Carrousel group, in our view, is not a long-term investor, but an arbitrageur - and one that may hedge away much of its investment in the Fund through use of swaps and synthetic securities.

         Consider the following:

                  -- Carrousel Fund I, which is listed on the Irish Stock Exchange, is described on that exchange's website as having a policy of "engaging directly or indirectly in closed-end fund arbitrage."

                  -- Bruno Sangle-Ferriere, who is said to control the Carrousel funds' investment manager, was "head of non standard arbitrage," "mainly taking positions in...closed end funds" at Societe Generale before he formed Carrousel Capital in 2000, according to Carrousel Capital's website.

                  -- In April 2003, in its first filing on Schedule 13D with respect to the Fund, the Carrousel group disclosed that it might submit stockholder proposals to the Fund - including proposals to terminate the Fund's investment advisory agreement, elect directors and convert the Fund to an open-end fund. When the Fund's stock price subsequently rose, the Carrousel group sold approximately half of its holdings in the Fund - but submitted no stockholder proposals. There can be no assurance the Carrousel group will not pursue this strategy again.

                  -- In 2003, the Carrousel group announced that it might enter into "equity swap and other derivative transactions" intended to provide it with a "synthetic means" of realizing appreciation or depreciation from investing in a specified number of Fund shares.

         Based on this record, we believe that Carrousel's goal is to increase its opportunities to realize arbitrage profits from trading in and out of shares of your Fund, which is inconsistent with the Fund's objective of long-term capital appreciation through investing in Brazilian securities. We encourage you to vote for the Fund's nominees, who will further YOUR interests.

Risks to You from Carrousel's Program
-------------------------------------

         Although the Carrousel group never says clearly what it wants the Fund to do, Carrousel appears to be advocating excessive repurchases by the Fund of its own shares. That might well create more arbitrage opportunities for Carrousel. What Carrousel does not tell you is the downside of such repurchases. There is a serious risk, we believe, that unduly large self-tenders would harm the Fund and its long-term investment results in the following ways:

                  -- The likely adverse effect on investment performance from the need to maintain more of the Fund's portfolio not in long-term investments, but in cash or short-term investments to pay for repurchases


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                  -- The likely adverse effect on the market prices of the
         Fund's portfolio securities (and therefore on the Fund's net asset value per share) from large-scale sales of portfolio securities in a relatively illiquid securities market such as Brazil

                  -- The increase in taxes to stockholders from the realization of capital gains needed to fund substantial repurchases of stock

                  -- The increase in the Fund's expense ratio, as the Fund's net assets are reduced through repurchases of stock

                  -- The risk that the Fund (like numerous other closed-end funds under similar circumstances) could decrease in size and increase in expense ratio to the point that the Board would need to consider liquidation of the Fund - thereby eliminating what is and has been an excellent vehicle for investing in Brazilian securities.

         Your Board regularly and carefully reviews not only the Fund's investment performance, but also the discount at which Fund shares have traded from net asset value. The Board also intends to continue to explore whether there are measures that could address the discount, consistent with the Fund's investment objective and without harming the Fund's investment performance. In light of the Fund's record of achieving long-term capital appreciation, the Board does not believe that excessive self-tenders would be in the best interests of the Fund and its stockholders.

The Fund's Commitment to Good Corporate Governance
--------------------------------------------------

         The Fund's candidates are members of a Board that has demonstrated its commitment to good corporate governance:

                  -- On May 10, the Board appointed the Chairman of the Committee on Independent Directors to be Chairman of the Board. This reaffirms Board's long-standing commitment to:

                           -- strong, independent oversight of the Fund's
                  operations

                           -- progressive governance practices that seek to
                  protect and serve the interests of the Fund and its stockholders

                  -- The overwhelming majority of the Fund's directors (currently six out of seven) have always been independent directors, not affiliated with the Fund's investment manager

                  -- The Fund's Nominating and Audit Committees are comprised solely of independent directors.

The Fund's Candidates Are Qualified and Experienced
---------------------------------------------------

         Each of the existing directors who is being proposed for election has the necessary experience to represent the best interests of ALL of the Fund's shareholders. We believe your interests will best be served by directors who are not beholden to one particular shareholder group.

         Ronaldo A. Da Frota Nogueira, a native of Brazil, is Director and Chief Executive Officer of IMF Editora Ltd., the Brazilian financial publisher. He also serves as Chairman of the Certification Committee and Director of APIMEC Nacional, the Brazilian Association of Investment Professionals and Analysts, and is a member of the Board of Association of Certified International Investment

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

Analysts. He founded and is a member of the Board of the Brazilian Investor Relations Institute. He has been a director of the Fund since 1987. As an independent director of the Fund, he brings over 40 years of experience in the Brazilian financial community.

         Susan Kaufman Purcell, also an independent director, is Vice President of the Council of the Americas and the Americas Society. Dr. Purcell has also been a Senior Fellow at the Council on Foreign Relations, where she directed its Latin America program, a member of the U.S. Department of State's Policy Planning Staff, a tenured professor of political science at the University of California, Los Angeles (UCLA) and a visiting professor at Columbia University. Dr. Purcell's books include "Brazil Under Cardoso," "Europe and Latin America in the World Economy," and "Latin America: U.S. Policy After the Cold War."

         Vincent J. Esposito, Vice Chairman of the Board, is a Managing Director of Deutsche Asset Management and is the only director who is affiliated with the Fund's investment manager. He is a Vice President of Central European Equity Fund, Inc. and of the Germany Fund, and a director of three other funds managed by the Fund's investment manager. He has over 20 years of professional experience developing and building investment products and establishing global joint ventures and new business opportunities in asset management.

         ******

         The Brazil Fund is your company. We urge you to act today, to protect the Fund and your investment in it, by signing and sending back today a WHITE proxy card voting FOR the Brazil Fund candidates.

         If you need additional assistance in the proxy voting process, please call 1-800-366-2167 to speak with one of the Fund's proxy specialists at Georgeson Shareholder Communications.

         On behalf of the Board of Directors of The Brazil Fund, Inc.


                                                     Robert J. Callander


                                                     /s/Robert J. Callander


                                                     Chairman of the Board


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